Exhibit 99.1

Contact

Investor and Media Relations

Susan W. Specht	Michael Fitzpatrick
Director, Corporate Communications	Associate Director, Corporate Communications
(206) 442-6592	(206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Third Quarter 2008 Financial Results

Seattle, November 4, 2008 — ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the third quarter ended September 30, 2008. The company reported a net loss for the quarter of $28.8 million, or $0.42 per share, compared to a net loss of $39.0 million, or $0.57 per share, in the prior year quarter.

“This quarter we achieved several significant milestones. We are encouraged by early PEG-Interferon lambda clinical trial results and the potential of this novel therapeutic as a treatment for Hepatitis C,” said Bruce L.A. Carter, Ph.D., Chief Executive Officer of ZymoGenetics. “While we are focused on maximizing the value of our portfolio, we are also intent on generating cash and reducing expenses. For example, by exercising our right to convert to a royalty position on atacicept with Merck Serono, we have secured the value of our asset, while avoiding significant future expenditures.”

Revenues were $11.9 million in the third quarter of 2008, compared to $8.5 million in the prior year quarter. The increase resulted from revenues related to the RECOTHROM® Thrombin, topical (Recombinant) collaboration with Bayer Healthcare and U.S. sales of 5,000 IU and 20,000 IU vials of RECOTHROM (which were approved by the FDA in January 2008 and June 2008, respectively). Partially offsetting these increases was a reduction in milestone revenue, primarily related to IL-21. Net sales of RECOTHROM totaled $1.8 million in the third quarter of 2008, a $1.3 million increase over the second quarter of 2008 after adjusting for the initial stocking of 20,000 IU vials in June 2008.

Costs of product sales include only the manufacturing, packaging and distribution costs for RECOTHROM that were incurred subsequent to the initial FDA approval in January 2008. All costs of manufacturing RECOTHROM that were incurred prior to the initial FDA approval were expensed to research and development as incurred.

Research and development expenses were $30.2 million in the third quarter of 2008, compared to $34.5 million in the prior year quarter. This decrease was primarily due to reduced contract manufacturing expenses, as all RECOTHROM manufacturing costs have been recorded as inventory subsequent to FDA approval in January 2008. Previously these costs had been expensed as research and development. Reduced salary and benefit costs resulting from the company’s February 2008 restructuring also contributed to the decrease. The decrease was partially offset by incremental clinical development costs associated with atacicept prior to the restructuring of the development relationship with Merck Serono at the end of August 2008.

Selling, general and administrative expenses were $15.0 million in the third quarter of 2008 compared to $13.6 million in the prior year quarter. The increase was primarily related to costs of the RECOTHROM field sales force, which was deployed in the third quarter of 2007.

Net other income in the third quarter of 2008 was $5.3 compared to $0.6 million in the third quarter of 2007. The increase reflects a $7.1 million gain related to the sale in August 2008 of undeveloped land near the company’s headquarters.

The company ended the quarter with $81.1 million of cash, cash equivalents and short-term investments. In addition to these funds, the company has a $100 million loan facility available from Deerfield Management, a leading healthcare investment organization and a significant ZymoGenetics shareholder. The funds generally can be drawn in $25.0 million installments at any time until January 2010 at the company’s discretion and will be repayable in June 2013. The company has requested the first $25.0 million draw in the fourth quarter of 2008.

Business Highlights

During the third quarter and to date in the fourth quarter, highlights of ZymoGenetics’ product development and commercial programs included the following:

PEG-Interferon lambda

•

At the AASLD symposium, presented interim results from a Phase 1b clinical trial of PEG-Interferon lambda as a single agent [and in combination with ribavirin] in patients with chronic genotype-1 hepatitis C (HCV) who have relapsed after prior therapy.

•	Initiated enrollment of the fourth cohort in the single agent arm of the Phase 1b study in HCV.

•	Initiated [Completed] enrollment in the first cohort of patients treated with PEG-Interferon lambda and ribavirin in the combination arm of the Phase 1b study in HCV.

RECOTHROM

•

ZymoGenetics’ partner, Bayer HealthCare, filed a Marketing Authorization Application to the European Medicines Agency (EMEA) for authorization to market RECOTHROM as a topical aid to control surgical bleeding.

•	Completed a Phase 3b safety expansion study in patients undergoing spinal or vascular surgery.

Atacicept

•

Exercised contractual right to convert collaboration with Merck Serono to an exclusive license and no longer will be responsible for funding development costs. Merck Serono will make milestone payments to ZymoGenetics and pay royalties on worldwide net sales.

•

Announced that Merck Serono discontinued the study of atacicept combined with mycophenolate mofetil in lupus nephritis due to the risk of patient infection, but that all other atacicept clinical trials will continue as planned.

IL-21

•	At the EORTC-NCI-AACR symposium, presented interim results from the Phase 2 clinical trial combining treatment with IL-21 and Nexavar® (sorafenib) tablets in patients with renal cell cancer.

•	Continued to enroll and treat patients with metastatic melanoma in a Phase 2 study in collaboration with the National Cancer Institute of Canada.

Preclinical and Other

•

Restructured the Strategic Research Alliance with Merck Serono to give ZymoGenetics control of the development and commercialization of IL-31 mAb. Merck Serono now has full responsibility for developing and commercializing IL-17RC.

•	Granted to Bristol-Myers Squibb Company a nonexclusive, worldwide license to its patents claiming immunoglobulin fusion proteins in return for a one-time lump sum payment.

Conference Call and Webcast Information

ZymoGenetics Q3 2008 Financial Results Conference Call will be held on November 4, 2008 at 10:30 a.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 298999

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant). Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing capabilities, manufacturing and commercialization capabilities, product safety, clinical trials and results, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$1,758	$—	$4,129	$—
Royalties	1,598	1,312	4,832	5,015
Collaborations and licenses	8,520	7,221	29,009	12,938

Total revenues	11,876	8,533	37,970	17,953
Costs and expenses:
Costs of product sales	695	—	994	—
Research and development	30,216	34,542	102,524	96,354
Selling, general and administrative	15,038	13,620	45,620	33,436

Total costs and expenses	45,949	48,162	149,138	129,790

Loss from operations	(34,073)	(39,629)	(111,168)	(111,837)
Other income, net	5,283	616	4,103	2,260

Net loss	$(28,790)	$(39,013)	$(107,065)	$(109,577)

Basic and diluted net loss per share	$(0.42)	$(0.57)	$(1.56)	$(1.61)

Weighted-average number of shares used in computing net loss per share	68,724	68,250	68,632	68,038

BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Cash, cash equivalents and short-term investments	$81,143	$170,941
Inventory	27,316	—
Other current assets	21,106	11,841
Property and equipment, net	64,447	70,701
Deferred financing costs	7,133	—
Other assets	7,622	9,598

Total assets	$208,767	$263,081

Current liabilities	$72,964	$63,960
Lease obligations	67,869	67,044
Other non-current liabilities	40,099	17,247
Shareholders’ equity	27,835	114,830

Total liabilities and shareholders’ equity	$208,767	$263,081

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